UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
____________________

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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 16, 2023, LifeVantage Corporation issued the following press release:

LifeVantage Sends Letter to Stockholders and Releases Investor Presentation Detailing Success of Ongoing Transformation

Highlights Decisive Actions Taken by Board to Rebuild Senior Leadership Team and Develop New LV360 Strategy That Is Delivering Results

Urges Stockholders to Vote “FOR” LifeVantage’s Seven Highly Engaged Directors on the WHITE Universal Proxy Card

Salt Lake City, UT, October 16, 2023 (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company,”), a leading health and wellness company with products designed to activate optimal health processes, today sent a letter to stockholders and released an investor presentation detailing the actions taken by the Company’s Board of Directors (the “Board”) over the last three years to rebuild the senior leadership team, develop a new strategic plan and reposition the Company for profitable growth.
These actions have led to significant stockholder value creation, with LifeVantage stock generating total shareholder returns of more than 100% in 2023, making LifeVantage one of the best performing stocks in the United States this year.
Despite these exceptional returns, two stockholders are seeking to replace half the independent directors on the Board.
The Board encourages all stockholders to vote “FOR” the Company’s seven director candidates using the WHITE proxy card at the Company’s upcoming 2024 annual meeting of stockholders, scheduled to be held on November 6, 2023.
The investor presentation is available here.
The full text of the letter follows:
October 16, 2023
Dear Fellow Stockholders:
Over the last three years, the Board of Directors (the “Board”) of LifeVantage Corporation (“LifeVantage,” the “Company,” “we” or “us”) has taken actions to rebuild the senior leadership team and develop a comprehensive new strategy to address the Company’s challenges and opportunities. The culmination of these actions is our new LV360 strategy, which we announced in January 2023.
As you undoubtedly know, this year has been exceptional for LifeVantage and our stockholders. Through October 12, 2023, our stock has generated total shareholder returns of more than 100%, making LifeVantage one of the best performing stocks in the United States this year.
Today, we released a presentation describing how the Board and senior leadership team redirected the Company’s strategy and operations to produce these exceptional results. The presentation also provides information on our plans to continue our trajectory of extraordinary returns with our new strategy.
The presentation can be viewed by scanning the QR code below or by visiting: https://tinyurl.com/t3xtkupz.

Key highlights from the presentation include:
•The Board took decisive action to rebuild the senior leadership team and develop a new strategy to reposition the Company. In recognition of the changes accelerated and amplified by the pandemic, the Board initiated a process to transform the business, beginning by rebuilding the senior leadership team. Since September 2020, we have appointed or promoted nine new senior executives, including our CEO. The Board also enhanced its own composition in February 2022, by appointing Cynthia Latham, who has over 35 years of direct selling, strategic market planning and product development experience.
•The Board deliberately and systematically strengthened the business in preparation for the launch of our new LV360 strategy. The Board worked closely with the new leadership team to plan, design and execute a new strategy to address the Company’s challenges and opportunities. Under the Board’s stewardship, we developed a new industry-leading, modernized compensation plan, enhanced our digital tools to support consultants, developed and launched additional products to align with customer needs and emerging trends, expanded into new geographies and invested in social media to drive customer and consultant engagement.
•The Company’s transformation is driving improved results and delivering value for stockholders. Since the launch of our LV360 strategy, we have reported consecutive quarters of revenue and Adjusted EBITDA growth and higher Adjusted EBITDA margins. Our improved operational performance has created value for stockholders; our stock has generated a total return of more than 100% since the announcement of our LV360 plan in January 2023, and we now trade at a premium valuation multiple to our peers.
•A group of stockholders (the “Radoff-Sudbury Group”) launched a misguided, costly and disruptive proxy contest at a critical time in the Company’s transformation. Despite our attempts to engage constructively with the Radoff-Sudbury Group for more than two years, it has failed to offer meaningful ideas for improving and growing our business. Nevertheless, we sought to interview the Radoff-Sudbury Group’s nominees and made good faith attempts at a resolution; all of our efforts have been rejected. Now, the Radoff-Sudbury Group is seeking to replace half of our independent directors, including the Chairman of our Board, the Chair of our Compensation Committee and the three individuals comprising our entire Audit Committee, which we believe would significantly weaken the Board and disrupt our progress.
•The Radoff-Sudbury Group’s nominees would not be additive to our Board. Two of its nominees have large ownership stakes in competing businesses, and its third nominee serves as President of a SPAC that is trying to acquire a direct selling business, which we believe creates multiple potential conflicts of interest. We do not believe any of the Radoff-Sudbury Group nominees would enhance our Board; rather, we believe their election is more likely to destabilize our business and hinder our progress.
The Board strongly urges stockholders to vote “FOR” ALL of the Company’s highly qualified and experienced director candidates using the WHITE universal proxy card.
Stockholders who have any questions or need assistance voting their shares are encouraged to contact the Company’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 or LFVN.info@investor.morrowsodali.com.
Sincerely,

The LifeVantage Board of Directors

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “will,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to,” “goal,” “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the U.S. Securities and Exchange Commission (the “SEC”). The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2024 annual meeting of stockholders (the “Annual Meeting”). The Company filed its definitive proxy statement and a WHITE universal proxy card with the SEC on September 22, 2023 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at investor.lifevantage.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended June 30, 2023, filed on August 28, 2023. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at investor.lifevantage.com/financial-information/sec-filings.

Statement About Non-GAAP Financial Measures

This letter includes information about certain financial measures that are not prepared in accordance with GAAP, including Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin. We define Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments and Non-GAAP Adjusted EBITDA margin as Non-GAAP Adjusted EBITDA divided by total revenue. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing stockholder value; and (iii) we use Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The table set forth below presents reconciliation of Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure to Net Income, our most directly comparable financial measure presented in accordance with GAAP.
Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

Media Relations Contact:
Dan McDermott, ICR
Dan.McDermott@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,
	2023	2022
(In thousands)
GAAP Net income	$ 1,966	$ (1,416)
Interest (income) expense	(107)	—
Provision for income taxes	590	423
Depreciation and amortization(1)	901	818
Non-GAAP EBITDA:	3,350	(175)
Adjustments:
Stock compensation expense	946	406
Other expense, net	154	284
Impairment of investment	—	2,205
Other adjustments(2)	368	(996)
Total adjustments	1,468	1,899
Non-GAAP Adjusted EBITDA	$ 4,818	$ 1,724

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the year ended June 30, 2023.

(2) Other adjustments breakout:
Class-action lawsuit expenses, net of insurance reimbursement	—	(996)
Executive team litigation and key management severance expenses, net	358	—
Lease abandonment	10	—
Total adjustments	368	(996)